The UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2015

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting and Failure To Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Giga-tronics Incorporated (the “Company”) has previously reported that the Nasdaq Stock Market initiated proceedings to delist the Company’s common stock from the Nasdaq Capital Market for failure to comply with the minimum shareholders’ equity requirement of $2,500,000 under Nasdaq Rule 5550(b)(1). The Company’s current deadline to regain compliance with this continued listing rule is February 16, 2015. On February 16, 2015, the Company and Alara Capital AVI II, LLC (“Alara”), the Company’s largest shareholder, entered into an agreement under which Alara agreed to exercise approximately 824,435 of its existing warrants, all of which have an exercise price of $1.43 per share. Goss proceeds to the Company from the exercise will be approximately $1,179,000. As part of the consideration for this exercise, the Company has agreed to issue to Alara new warrants to purchase an additional 898,634 shares of common stock at an exercise price of $1.78 per share. Alara will pay $112,329, or $0.125 per share, for these new warrants.

As a result of receipt of the proceeds of these transactions, the Company’s shareholders’ equity (unaudited) exceeds $2,500,000. The Company believes that this increase in its shareholders’ equity has caused it to achieve compliance with the Nasdaq listing rule that was the basis for the delisting proceeding.

The Company has been in communication with Nasdaq about the status of this transaction and its effort to regain compliance order to retain a Nasdaq Capital Market listing for its common stock. No assurance can be given that Nasdaq will agree that the Company has regained compliance, or has regained compliance within the time allowed, in order to retain its Nasdaq listing. If the Company’s Common Stock ceases to be listed for trading on the Nasdaq Capital Market, the Company expects that its Common Stock would commence trading on the OTCQB marketplace shortly thereafter.

The Company expects to file another current report on Form 8-K to disclose further information about the transaction with Alara.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2015	GIGA-TRONICS INCORPORATED

	By:	/s/ John R. Regazzi
President and Chief Executive Officer